EXHIBIT 23.5

(MILLER AND LENTS, LTD. LETTERHEAD)

CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our review of the estimates of proved reserves of natural gas, oil and natural gas liquids that Burlington Resources Inc. attributed to its net interests in oil and gas properties located in the U.S. and internationally (excluding Canada) as of December 31, 2004, as set forth in our audit letter dated January 17, 2005, which appears in the 2004 Annual Report of Burlington Resources Inc. on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

MILLER AND LENTS, LTD.
By:	/s/ R.W. Frazier
R.W. Frazier
Senior Vice President

Houston, Texas

March 29, 2005